Exhibit 10.19.1

AMENDMENT DATED MAY 5, 2017 TO THE STARWOOD 2013 LONG-TERM INCENTIVE COMPENSATION PLAN

BOARD OF DIRECTORS
OF
MARRIOTT INTERNATIONAL, INC.

NO:        BOARD 2017 - 24

DATE:        May 5, 2017

Approval of Amendment to the
Starwood Hotels & Resorts Worldwide 2013 Long-Term Incentive Compensation Plan

WHEREAS, a subsidiary of Marriott International, Inc. (the “Company”), Starwood Hotels & Resorts Worldwide, LLC, maintains the Starwood Hotels & Resorts Worldwide 2013 Long-Term Incentive Compensation Plan, as amended (the “Plan”);

WHEREAS, pursuant to Article 15.1 of the Plan, the Company’s Board of Directors (the “Board”) may amend the Plan at any time;

WHEREAS, the Compensation Policy Committee (the “Committee”) of the Board has recommended that the Board approve an amendment to the Plan, effective for grants made on and after February 21, 2017, (i) to provide for accelerated vesting and distribution of Restricted Stock Unit awards in the event a Participant incurs a Disability (as such terms are defined in the Plan) and (ii) to amend the definition of “Disability” under the Plan; and

WHEREAS, the Board has reviewed the Committee’s recommendation and believes it is reasonable and appropriate.

NOW THEREFORE, BE IT RESOLVED, that the Board hereby approves and adopts the amendment to the Plan substantially in the form attached hereto as Exhibit A; and

BE IT FURTHER RESOLVED, that the Chairman, Chief Executive Officer, and any Vice President of the Company, or their designees, are authorized in the name of, and on behalf of, the Company to take any and all such actions and to expend such funds as shall be necessary or appropriate, in their judgment, to carry out the intent and purposes of these Resolutions.

By the Board of Directors

Bancroft S. Gordon
Corporate Secretary

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EXHIBIT A

AMENDMENT TO THE
STARWOOD HOTELS & RESORTS WORLDWIDE 2013 LONG-TERM INCENTIVE COMPENSATION PLAN

THIS AMENDMENT to the Starwood Hotels & Resorts Worldwide 2013 Long-Term Incentive Compensation Plan, as amended (the “Plan”), is made this 5th day of May, 2017, as follows:

1. Effective for all Awards granted on and after February 21, 2017, Article 2.13 is hereby amended to read as follows (new language underlined and deleted language struck):

2.13    “Disability” means the Participant is either:

(a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

(b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. ~~with respect to any Incentive Stock Option, a disability as determined under Code section 22(e)(3), and with respect to any other Award, (i) with respect to a Participant who is eligible to participate in the Employer’s program on long-term disability insurance, if any, a condition with respect to which the Participant is entitled to commence benefits under such program, and (ii) with respect to any Participant (including a Participant who is eligible to participate in the Employer’s program of long-term disability insurance, if any), a disability as determined under procedures established by the Committee or in any Agreement.~~

Notwithstanding the preceding provisions of this Section 2.13 or anything in any Agreement to the contrary, to the extent any provision of this Plan or an Agreement would cause a payment of a 409A Award to be made because of the Participant’s Disability, then there shall not be a Disability that triggers payment until the date (if any) that the Participant is disabled within the meaning of Code section 409A(a)(2)(C). Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Disability (and other Participant rights that are tied to Disability, such as vesting, shall not be affected by the prior sentence).

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine (i) conclusively whether a Participant has incurred a Disability pursuant to the above definition, including the medical evidence required to establish such Disability (e.g., a form to be completed by the Participant’s physician), (ii) the date of the occurrence of such Disability and (iii) any incidental matters relating the foregoing; provided that any exercise of authority in conjunction with a determination of whether the Participant is disabled within the meaning of Code section 409A(a)(2)(C) shall be consistent with such Code section. To assist in its determination, the Committee shall have the right to require the Participant be examined by one or more individuals, who are qualified to give professional medical advice, selected by or satisfactory to the Committee.

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For the avoidance of doubt, Awards granted prior to February 21, 2017 shall be governed by the definition of Disability set forth in this Section 2.13 as was in effect prior to its amendment on May 5, 2017.

2.
Effective for Restricted Stock Unit awards granted on and after February 21, 2017 (and notwithstanding the terms of the applicable Agreement (as defined in the Plan)), new subsections (c) and (d) are hereby added to Section 7.2 of the Plan to read as follows:

(c) Disability. In the event the Participant’s employment is terminated prior to the relevant vesting date on account of death or the Participant incurs a Disability prior to the relevant vesting date, and if the Participant had otherwise met the Conditions of Transfer set forth in the applicable Agreement from the grant date through the date of such death or Disability, then the Participant’s unvested Restricted Stock Units shall immediately vest in full upon death or Disability (as the case may be) and the distribution of the Restricted Stock Units will occur as soon as administratively practicable thereafter. For the avoidance of doubt, Disability shall mean “Disability” as defined in Section 2.13 of the Plan, notwithstanding any other definition set forth in the applicable Agreement.

(d) Retirement. In the event the Participant’s employment is terminated prior to the relevant vesting date on account of the Participant’s Retirement (as defined below), and if the Participant had otherwise met the Conditions of Transfer set forth in the applicable Agreement from the grant date through the date of such Retirement, and provided that the Participant continues to meet such Conditions of Transfer (other than the continuous employment requirement), then the Participant’s rights hereunder with respect to any outstanding, unvested Restricted Stock Units shall continue in the same manner as if the Participant continued to meet the continuous employment requirement through the vesting dates related to the Award, except not for that portion of the Restricted Stock Units granted less than one (1) year prior to the Participant’s termination equal to such number of shares multiplied by the ratio of (I) the number of days after the termination date and before the first (1st) anniversary of the grant date, over (II) the number of days on and after the grant date and before the first (1st) anniversary of the grant date. For purposes of this Section 7.2(d), “Retirement” shall mean termination of employment by retiring with special approval of the Committee following age fifty-five (55) with ten (10) Years of Service.

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